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                                                                    EXHIBIT 99.1


UNIVERSAL COMPRESSION COMPLETES MERGER WITH GCSI

HOUSTON, TX - Sept. 18, 2000 -- Universal Compression Holdings, Inc. (NYSE: UCO) today announced it has completed its merger with Gas Compression Services, Inc.
(GCSI), based in Traverse City, Michigan.

GCSI adds approximately 170,000 aggregate horsepower to Universal's fleet and is expected to be immediately accretive to Universal's earnings per share. GCSI adds high quality compression equipment with excellent utilization rates, all of which is located domestically. The company operates a significant amount of customer-owned equipment and owns fabrication and overhaul facilities in Michigan and Texas. GSCI's annual revenue for the fiscal year ended July 31, 2000 was approximately $36 million.

Pursuant to the merger agreement, GCSI merged with and into a wholly owned operating subsidiary of Universal Compression, Inc., a wholly owned operating subsidiary. The shareholders of GCSI received an aggregate of approximately $12 million in cash and 1,400,726 shares of newly issued restricted Universal common stock in the merger. Universal assumed approximately $57 million in related debt and operating leases of GCSI. In addition, Universal assumed approximately $6 million of debt related to customer equipment financing and the associated customer notes receivable.

"The merger with GSCI is in keeping with our growth strategy and is another of the steps we are taking to create shareholder value by enhancing our position as one of the leaders in the gas compression services industry," said Universal Compression President and Chief Executive Officer Stephen Snider. "The combination will increase Universal's presence with several key customers and in additional market segments. Over the past twenty years, GCSI has earned a great reputation in the gas compressor rental industry through its excellent service and equipment. Our two businesses are very similar with respect to operating procedures and equipment, therefore we are confident that GCSI's operations can be integrated quickly and without difficulty."

Universal is headquartered in Houston, Texas and is a leading natural gas compression service company providing a full range of rental, sales, operations, maintenance and fabrication services and products to the domestic and international natural gas industry.

Statements about Universal Compression Holdings' or Gas Compression Services' outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal's control, that could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact future performance and the successful integration of the businesses. These factors, when applicable, are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future event, or otherwise.